Exhibit 99.1

For Release: December 12, 2011

Joseph M. Mahady Joins Albemarle Board of Directors

BATON ROUGE, La., Dec. 12, 2011 – Albemarle Corporation (NYSE: ALB) announced today that its board of directors has elected Joseph M. Mahady to the company’s board, effective February 1, 2012.

“We are pleased to welcome Joe to the board,” commented Mark C. Rohr, executive chairman of Albemarle. “His wealth of experience and insight into all pharmaceutical markets and R&D, broad international experience, and more than 20 years of proven business leadership make him an ideal fit for our already strong and diverse board of directors.”

In 2009, Mahady retired from Wyeth Corporation, a global manufacturer of pharmaceutical products, following its acquisition by Pfizer and after 30 years with the company. At the time of his retirement, Mahady served as president – Wyeth Pharmaceuticals, responsible for directing worldwide operations for the company’s $20 billion, 38,000 employee global pharmaceutical business. Prior to assuming these responsibilities, he served as president – global business from 2007 to 2008 and president – Americas & global business from 2005 to 2007.

From 1979 to 2005, Mr. Mahady held a number of strategic management positions at Wyeth Corporation including, president – Wyeth-Ayerst, vice president – healthcare systems and vice president – marketing and sales operations.

A native of New Jersey, Mahady earned a bachelor of science in pharmacy at St. John’s University and a master’s in business administration (MBA) at Fairleigh Dickinson University.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	1

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	2